Exhibit 99.1

Dril-Quip, Inc. Announces Second Quarter 2019 Results

HOUSTON – July 25, 2019 / GlobeNewswire - Dril-Quip, Inc. (NYSE: DRQ) today reported operational and financial results for the second quarter 2019.

Key highlights for the second quarter of 2019 included:

•	Increased revenue to $104 million, above the guidance range of $90 - $100 million

•	Recorded product bookings of $96 million, above the guidance range of $75 - $95 million

•	Received several orders to supply new technology products amounting to approximately 17% of product bookings during the quarter

•	Reported net income of $2 million, or $0.05 per diluted share

•	Generated net cash provided by operating activities of $10 million and free cash flow of $9 million

•	Grew adjusted EBITDA to $13 million

•	Captured $5 million in additional annualized cost savings, increasing total annualized savings to approximately $29 million

•	Increased cash on hand to $423 million and maintained a clean balance sheet with no debt as of June 30, 2019

Blake DeBerry, Dril-Quip’s President and Chief Executive Officer, commented, “We continue to build on our recent achievements. In the second quarter of 2019, we increased revenue and adjusted EBITDA over the first quarter to $104 million and $13 million, respectively. Our backlog grew to $322 million after recording $96 million of product bookings during the quarter. This is our third straight quarter of product bookings at or near $90 million, giving us confidence quarterly orders will continue to range from $75 to $95 million for the remainder of the year. Our improving backlog and revenue can be attributed to the relative stabilization of commodity prices, customer inventory drawdowns as activity increases, and the achievements of our realigned sales organization. In addition, approximately 17% of product bookings during the quarter were related to new products that feature award-winning technologies designed to provide meaningful value to our customers through reduced drilling time and total cost of ownership. To illustrate, we received an order from a major integrated oil company that bundles several of our new technology products, featuring our 20k BigBore IIeTM wellhead system including the DXeTM profile and our BadgerTM specialty connector system. We are confident that these new product bookings are positive steps toward meeting our goal of $100 million in new product revenue by 2021. As we look to the future, we are committed to leveraging our technologically innovative products, first-class service and clean balance sheet to provide the equipment and support to our valued customers around the world.

“Dril-Quip continues to maintain a strong balance sheet with over $423 million of cash and zero debt at the end of the second quarter. We will use our cash position and clean balance sheet to support expected favorable order activity, make strategic investments where appropriate, and opportunistically buy back shares. This strong cash position can be attributed to our focus on remaining free cash flow positive through the downturn. The second quarter is no exception as the Company generated $9 million in free cash flow. Despite some short-term variability in cash flow due to increasing activity, our target continues to be free cash flow positive for the full year.

“We remain keenly focused on executing our business transformation to maximize profitability through an array of cost saving initiatives. As such, we were able to capture an additional $5 million in annualized cost savings during the second quarter, which brings our total annualized cost savings since inception in the fourth quarter of 2018 to approximately $29 million. We see these benefits materializing with adjusted EBITDA up $13 million in the first half of this year compared to the prior year, which far exceeds the expected incremental margin on a $4 million increase in revenue over the same period.

“Looking ahead to the second half of 2019, we expect revenue to be in the range of $100 to $110 million per quarter. Dril-Quip is positioned operationally and financially to fund working capital and deliver profitable growth in this encouraging market to meaningfully add value to our shareholders.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “Second Quarter 2019 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in SEC filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information.

New Orders

As previously announced, the Company received an initial order to supply four 20K BigBore IIeTM subsea wellhead systems from a major integrated oil company during the second quarter of 2019. Delivery of these systems is expected to occur in the first quarter of 2021. This order consists of several of Dril-Quip’s new products featuring technology that allows customers to reduce their total installed cost. Included in this order is the Company’s BadgerTM specialty casing connector which provides an improved make-up that saves time and reduces personnel while also meeting customers’ highest specifications with gas-tight metal seal integrity. The customer also elected to utilize the DXeTM profile on these wellhead systems that will allow the option to select Dril-Quip’s DXeTM wellhead connector that provides high-fatigue, high-load capacity with no bolts in the load path and has been validated and tested beyond the latest industry requirements.

As a result of focused research and development efforts in the Subsea Production Systems segment, the Company has approximately doubled its addressable subsea tree market. As such, the Company received an initial order during the quarter to supply two HorizontalBoreTM subsea trees with delivery expected to occur in the second quarter of 2020. These horizontal trees provide the customer with maximum flexibility through its ability to accommodate numerous completion configurations in a compact modular design.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the second quarter of 2019 was $104 million, an increase of $10 million compared to the first quarter of 2019, driven by an increase in product revenues of $12 million partially offset by a decrease in services and leasing revenue of a combined $2 million. Western

Hemisphere revenue for the second quarter of 2019 remained consistent with the prior quarter. Eastern Hemisphere revenue increased by $7 million, or 25%, as compared to the prior quarter due to increased product sales. Asia-Pacific revenue increased sequentially by $2.5 million, or 16%, due primarily to increased subsea tree product sales.

Cost of sales for the second quarter of 2019 was $74 million, an increase of $5 million compared to the prior quarter. Gross operating margin for the second quarter of 2019 was 29%, an increase from 26% in the first quarter of 2019. The improved gross margin was due to a combination of favorable activity and the results of the restructuring and ongoing cost savings initiatives partially offset by employee compensation merit increases and partial restoration of prior salary rollback.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2019 were $23 million, a reduction of $2 million compared to the first quarter of 2019. The decrease is primarily due to the continued progress in the Company’s transformation efforts that was partially offset by employee compensation merit increases and partial restoration of prior salary rollback.

Net Income, Adjusted Net Income, Adjusted EBITDA and Free Cash Flow

For the second quarter of 2019, Dril-Quip reported net income of $2 million, or $0.05 per diluted share. Adjusted net income for the second quarter was $1 million, or $0.03 per diluted share, after excluding $0.02 per share related to restructuring charges and gains related to foreign currency and the sale of assets. Adjusted EBITDA totaled $13 million for the second quarter of 2019, compared to $9 million in the first quarter of 2019. Dril-Quip generated $10 million in net cash provided by operating activities, and free cash flow for the second quarter was $9 million after approximately $1 million in capital expenditures.

Cost Saving Initiatives

In 2018, Dril-Quip began the implementation of a comprehensive business transformation centered around a structured approach to improve cost performance across the entire Company. The sustainable cost-saving initiatives are focused on optimizing and improving the Company’s infrastructure across manufacturing, supply chain, SG&A, engineering and research and development and is expected to result in annual adjusted EBITDA improvements of $40 to $50 million. This reorganization will allow Dril-Quip to maintain its global presence in key markets, while supporting an integrated supply chain model which will create more flexibility in meeting the needs of its customers. Some examples of the progress made to date include reducing and rationalizing global footprints, optimizing operational activities, supplier renegotiations and labor workforce reductions. During the second quarter of 2019, Dril-Quip achieved an additional $5 million of annualized costs savings, bringing the total annualized savings to approximately $29 million. Restructuring charges associated with the implementation of the cost saving initiatives totaled $1 million during the quarter.

Balance Sheet

Dril-Quip increased cash on hand to $423 million as of June 30, 2019. When combined with the Company’s asset-based lending (ABL) facility, available liquidity increased to approximately $466 million. This strong liquidity position provides both financial and operational flexibility and allows the Company to quickly capitalize on opportunities as market conditions improve. This robust cash position also allows the Company to continue to execute on its long-term strategy of investing in research and development, supporting an upturn, opportunistically buying back shares, and pursuing complementary acquisitions.

Share Repurchases

On February 26, 2019, the Board of Directors authorized a share repurchase plan under which the Company can repurchase up to $100 million of its common stock. The repurchase plan has no set expiration date and any repurchased shares are expected to be cancelled. The manner, timing and amount of any purchase will be determined by management based on an evaluation of market conditions, stock price, liquidity and other factors. The program does not obligate the Company to acquire any particular amount of common stock and may be modified or superseded at any time at the Company’s discretion.

For the three-month period ended June 30, 2019, the Company purchased 22,073 shares under the share repurchase plan at an average price of approximately $39.87 per share totaling approximately $1 million and retired such shares. The Company continues to evaluate current market conditions on an ongoing basis as it relates to executing its share buyback program while also taking the liquidity needs of the Company into consideration.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, expected timing of completing the strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and items that can be considered non-recurring.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of its operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income, Adjusted EBITDA and Free Cash Flow do not represent funds available for discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

SOURCE: Dril-Quip, Inc.

Raj Kumar, Vice President of Finance, (713) 939-7711

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	June 30, 2019	March 31, 2019	June 30, 2018
	(In thousands, except per share data)
Revenues:
Products	$77,233	$65,434	$64,719
Services	16,575	18,476	17,998
Leasing	10,000	10,407	12,144

Total revenues	103,808	94,317	94,861
Costs and expenses:
Cost of sales	73,867	69,376	75,537
Selling, general and administrative	22,835	24,544	22,869
Engineering and product development	5,157	3,617	5,302
Impairment, restructuring and other charges	1,019	2,396	—
Gain on sale of assets	(1,190)	(13)	(5,099)

Total costs and expenses	101,688	99,920	98,609
Operating income (loss)	2,120	(5,603)	(3,748)
Interest income	2,680	2,006	2,275
Interest expense	—	(121)	(151)
Income tax provision (benefit)	3,119	2,333	1,418

Net income (loss)	$1,681	$(6,051)	$(3,042)

Earnings (loss) per share	$0.05	$(0.17)	$(0.08)

Depreciation and amortization	$8,495	$8,356	$9,001

Capital expenditures	$1,071	$3,527	$9,034

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2019	December 31, 2018
	(In thousands)
Assets:
Cash and cash equivalents	$423,126	$418,100
Other current assets	445,017	434,881
PP&E, net	265,591	274,123
Other assets	68,167	65,406

Total assets	$1,201,901	$1,192,510

Liabilities and Equity:
Current liabilities	$87,097	$82,258
Long-term debt	—	—
Deferred income taxes	2,623	2,466
Other long-term liabilities	15,053	11,624

Total liabilities	104,773	96,348

Stockholders’ equity	1,097,128	1,096,162

Total liabilities and equity	$1,201,901	$1,192,510

Dril-Quip, Inc.

Non-GAAP Financial Measures

(Unaudited)

Adjusted Net Income and EPS:

	Three months ended
	June 30, 2019		March 31, 2019		June 30, 2018
	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
		(In thousands, except per share amounts)
Net income (loss)	$1,681	$0.05	$(6,051)	$(0.17)	$(3,042)	$(0.08)

Adjustments (after tax):
Reverse the effect of foreign currency	(184)	(0.01)	(556)	(0.02)	(1,703)	(0.05)
Add back impairment and other charges	—	—	—	—	—	—
Restructuring costs, including severance	805	0.02	2,396	0.07	—	—
Gain on sale of assets	(940)	(0.03)	(13)	—	(4,028)	(0.11)

Adjusted net income (loss)	$1,362	$0.03	$(4,224)	$(0.12)	$(8,773)	$(0.24)

Adjusted EBITDA:

	Three months ended
	June 30, 2019	March 31, 2019	June 30, 2018
	(In thousands)
Net Income (Loss)	$1,681	$(6,051)	$(3,042)
Add:
Interest (income) expense	(2,680)	(1,885)	(2,124)
Income tax expense (benefit)	3,119	2,333	1,418
Depreciation and amortization expense	8,495	8,356	9,001
Restructuring costs, including severance	1,019	2,396	—
Gain on sale of assets	(1,190)	(13)	(5,099)
Foreign currency loss (gain)	(233)	(704)	(2,155)
Stock compensation expense	3,221	4,862	3,611

Adjusted EBITDA	$13,432	$9,294	$1,610

Free Cash Flow:

	Three months ended
	June 30, 2019	March 31, 2019	June 30, 2018
	(In thousands)
Net cash provided by operating activities	$9,812	$838	$12,078
Less:
Purchase of property, plant and equipment	(1,071)	(3,527)	(9,034)

Free Cash Flow	$8,741	$(2,689)	$3,044